Exhibit 10.11

January 30, 2009

Robert J. Lollini

[ADDRESS]

Dear Bob,

We are pleased that you have decided to join Myriad Pharmaceuticals. We are confident that you will find Myriad to have the stimulating and rewarding environment that you seek.

Myriad is pleased to offer you the position of Chief Financial Offer with Myriad Pharmaceuticals, Inc. at an annual salary of $285,000. You will also be eligible for bonus compensation of up to 35% of your base salary, predicated upon individual achievement of objectives mutually agreed upon by your supervisor and you, as well as company performance.

Dr. Adrian Hobden will be your immediate supervisor, and your responsibilities will be those described to you during previous discussions. We anticipate your start date to be February 17, 2009. New employee orientation is on Wednesday of each week at 9 am and is held in the Human Resources Department. To begin our payroll process, please complete and return the enclosed I-9 form, with a photocopy of the relevant identification, and the Application for Employment. (Please only complete the 1st and 3rd page, as we have a current copy of your resume.)

Upon your employment with Myriad, you will be nominated for 100,000 shares of stock options in Myriad Pharmaceuticals, Inc. Share options will be awarded after MPI is spun out of MGI and priced based on the first day of trading. The vesting schedule for share options will be based on your first day of employment.

As part of this offer, you will be eligible for Myriad’s complete benefit program, including our excellent medical insurance, dental insurance, life/AD&D and long term disability insurance, Section 125 cafeteria plan, and 401(k) retirement plan in which Myriad matches 50% of your contributions up to a maximum of 4% of your base salary. Also included are the Company’s 13 paid holidays and 4 weeks of personal leave per year. After five years of employment at Myriad, your personal leave will increase to 5 weeks per year. When you report to work, you will be provided with more detailed information regarding our complete policies and benefits program.

MYRIAD PHARMACEUTICALS, INC. — 320 WAKARA WAY, SALT LAKE CITY, UTAH 84108 — (801) 584-3600 — FAX (801) 584-3640

Lollini

January 30, 2009

Myriad Pharmaceuticals is committed to the discovery and development of novel pharmaceutical products. We believe you are a valuable member of the MPI team, and will add to the success of the company. If you are in agreement with the terms of this letter, please sign below and return one of these originals to my office as soon as possible. I look forward to hearing your favorable response.

Very truly yours,

/s/ Barbara Berry
Barbara Berry
Sr. Vice President, Human Resources

Accepted by:

/s/ Robert J. Lollini

Date:	2/4/09